Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of the date of our annual report on Form 10-K of which this exhibit is a part, we have the following class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): ordinary shares of Endo International plc (the “Company”), par value $0.0001 per share (the “Ordinary Shares”), which is the only security of the Company registered under the Exchange Act.
Except as otherwise indicated or the context otherwise requires, the terms “Company,” “we,” “us” and “our” mean Endo International plc and all entities included in its consolidated financial statements.
Set forth below is a summary description of the material terms of our Ordinary Shares, which does not purport to be complete. For more information, please see our certificate of incorporation and memorandum and articles of association, each of which are incorporated by reference as an exhibit to our annual report on Form 10-K.
General
The Company is authorized to issue 1,000,000,000 Ordinary Shares, par value $0.0001 per share, of which 230,500,639 shares were issued and outstanding as of February 18, 2021. There are no sinking fund rights with respect to our Ordinary Shares.
We may issue shares subject to the maximum authorized share capital contained in our memorandum and articles of association. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of our shareholders at which a quorum is present (referred to under Irish law as an “ordinary resolution”). The shares comprising our authorized share capital may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new Ordinary Shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization must include the maximum amount that may be allotted and may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Our shareholders adopted an ordinary resolution at the 2020 annual general meeting of the Company on June 11, 2020 authorizing our directors to issue up to an aggregate nominal amount of $7,580 (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 13, 2020), for a period of 18 months from June 11, 2020.
The rights and restrictions to which our Ordinary Shares are subject are prescribed in our articles of association.
We may, by ordinary resolution and without obtaining any vote or consent of the holders of any class or series of shares, unless expressly provided by the terms of that class or series of shares, provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.
Irish law does not recognize fractional shares held of record. Accordingly, our articles of association do not provide for the issuance of fractional shares and our official Irish register will not reflect any fractional shares.
Whenever an issuance, alteration, reorganization, consolidation, division or subdivision of our share capital would result in any shareholder becoming entitled to fractions of a share, no such fractions shall be issued or delivered to any shareholder. All such fractions of a share will be aggregated into whole shares and sold in the open market at prevailing market prices and the aggregate cash proceeds from such sale (net of tax, commissions, costs and other expenses) shall be distributed on a pro rata basis, rounding down to the nearest cent, to each shareholder who would otherwise have been entitled to receive fractions of a share.
Ordinary Shares
Voting
Each of our shareholders is entitled to one vote for each Ordinary Share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in our share register as of the record date for the meeting or by a duly appointed proxy, which proxy need not be a Company shareholder.
Irish law requires special resolutions of our shareholders at a general meeting to approve certain matters. A special resolution requires the approval of three-quarters of the votes of our shareholders cast at a general meeting at which a quorum is present. Ordinary resolutions, by contrast, require the approval of a simple majority of shareholders at a general meeting at which a quorum is present.
Examples of matters requiring special resolutions include:
•amending the objects or our memorandum of association;
•amending our articles of association;
•approving a change in our name;
•authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;
•opting out of pre-emption rights on the issuance of new shares;
•our re-registration from a public limited company to a private company;
•variation of class rights attaching to classes of shares (where our articles of association do not provide otherwise);
•purchase of our Ordinary Shares off market;
•reduction of issued share capital;
•resolving that we be wound up by the Irish courts;
•resolving in favor of a shareholders’ voluntary winding-up;
•re-designation of shares into different share classes; and
•setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares
Neither Irish company law nor any of our constitutional documents place limitations on the right of non-resident or foreign owners to vote or hold our Ordinary Shares.
Under our articles of association and the Irish Companies Act 2014 (the “Companies Act”), any variation of class rights attaching to our issued shares must be approved by a special resolution of the shareholders of the affected class or with the consent in writing of the holders of three-quarters of all the votes of that class of shares.
The provisions of our articles of association relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of one or more persons holding or representing by proxy at least one-half of the issued shares of the class.
Dividends
Our memorandum and articles of association authorize our board of directors to declare dividends without shareholder approval to the extent they appear justified by profits. Our board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. No dividend issued may exceed the amount recommended by our board of directors.
Dividends may be declared and paid in the form of cash or non-cash assets, including shares, and may be paid in dollars or any other currency. Our board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to us in relation to our shares.
Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits, so far as not previously utilized by distribution or capitalization, less accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, the aggregate of our called up share capital plus undistributable reserves and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include the undenominated capital (effectively the share premium account and capital redemption reserve) and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.
The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to our “relevant financial statements.” Our “relevant financial statements” will be either our last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Act (not in accordance with U.S. GAAP), which give a “true and fair view” of our unconsolidated financial position and accord with accepted accounting practice. Our relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Bonus Shares
Under our memorandum and articles of association, our board of directors may resolve to capitalize any amount credited to any reserve available for distribution or the share premium account or other of our undistributable reserves for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.
Preemption Rights and Share Options
Under Irish law, certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, we initially opted out of these pre-emption rights on incorporation in our articles of association as permitted under Irish company law. As Irish law requires this opt-out to be renewed every five years by a special resolution of shareholders, our memorandum and articles of association provided that this opt-out must be so renewed. If the opt-out is not renewed, shares issued for cash must be offered to our existing shareholders on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration (such as in a share-for-share acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan. Our shareholders passed a special resolution at the 2020 annual general meeting of the Company on June 11, 2020 authorizing the directors of the Company to opt out of pre-emption rights with respect to equity securities with up to an aggregate nominal value of $2,297 (being equivalent to approximately 10% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 13, 2020) for a period of 18 months from June 11, 2020 (provided that with respect to equity securities up to an aggregate nominal value of $1,149 (being equivalent to approximately 5% of the issued ordinary share capital as of April 13, 2020), such allotment is to be used for the purposes of an acquisition or a specified capital investment).
Our memorandum and articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, our board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as our board of directors deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as our board of directors may deem advisable and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. We are subject to the rules of NASDAQ and the United States Internal Revenue Code of 1986 that require shareholder approval of certain equity plans and share issuances. Our board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit).
Share Repurchases, Redemptions and Conversions
Our memorandum and articles of association provide that any Ordinary Share that we have agreed to acquire shall be deemed to be a redeemable share, unless our board of directors resolves otherwise. Accordingly, for Irish company law purposes, our repurchase of Ordinary Shares will technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions by Endo.” If our memorandum and articles of association did not contain such provision, all repurchases we undertake would be subject to many of the same rules that apply to purchases of our Ordinary Shares by our subsidiaries as described below under “—Purchases by Subsidiaries of Endo, “ including the shareholder approval requirements described below and the requirement that any purchases on market be effected on a “recognized stock exchange,” which, for purposes of the Companies Act, includes NASDAQ.
Repurchases and Redemptions by Endo
Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. We may only issue redeemable shares if the nominal value of our issued share capital that is not redeemable is not less than 10% of the nominal value of our total issued share capital. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provisions of our memorandum and articles of association described above, shareholder approval will not be required to redeem our Ordinary Shares.
We may also be given an additional general authority to purchase our own shares on market by way of ordinary resolution, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by our subsidiaries as described below.
Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by us at any time must not exceed 10% of the nominal value of our issued share capital. We may not exercise any voting rights in respect of any shares held as treasury shares. We may cancel or re-issue treasury shares subject to certain conditions.
Purchases by Subsidiaries of Endo
Under Irish law, an Irish or non-Irish subsidiary of the Company may purchase our shares either on market or off market. For one of our subsidiaries to make purchases on market of our Ordinary Shares, our shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by one of our subsidiaries of our Ordinary Shares is required. For an off-market purchase by one of our subsidiaries, the proposed purchase contract must be authorized by special resolution of our shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and from the date of the notice of the meeting at which the resolution approving the contract is proposed, the purchase contract must be on display or must be available for inspection by our shareholders at our registered office.
The number of shares held by our subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds our shares, it cannot exercise any voting rights in respect of those shares. The acquisition of our Ordinary Shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares
Our memorandum and articles of association provide that we have a first and paramount lien on every share that is not a fully paid up share for all amounts payable at a fixed time or called in respect of that share. Subject to the terms of their allotment, our board of directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the memorandum and articles of association of an Irish public limited company such as the Company and are only applicable to our shares that have not been fully paid up.
Consolidation and Division; Subdivision
Under our articles of association, we may, by ordinary resolution, consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares or subdivide our shares into smaller amounts than is fixed by our memorandum of association.
Reduction of Share Capital
We may, by ordinary resolution, reduce our authorized share capital in any way. We also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel our issued share capital in any manner permitted by the Companies Act.
Election of Directors
The Companies Act provides for a minimum of two directors on the board of an Irish public limited company. Our memorandum and articles of association provide that the number of directors shall not be less than five (5) nor more than twelve (12) with the exact number of directors being fixed from time to time by resolution of our board of directors.
At each annual general meeting, all of our directors shall retire from office and be re-eligible for re-election. Each director shall hold office until the next annual general meeting or until his or her earlier resignation or removal.
Directors are elected by ordinary resolution at a general meeting. Irish law requires majority voting for the election of directors, which could result in the number of directors falling below the prescribed minimum number of directors due to the failure of nominees to be elected.
Removal of Directors; Vacancies
Under the Companies Act and notwithstanding anything contained in our memorandum and articles of association or in any agreement between us and a director, our shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against us in respect of his or her removal. Our memorandum and articles of association provide that our board of directors may fill any vacancy occurring on our board of directors. If our board of directors fills a vacancy, the director’s term expires at the next annual general meeting. A vacancy on our board of directors created by the removal of a director may be filled by our shareholders at the meeting at which such director is removed.

Annual General Meetings of Shareholders
We are required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following our first annual general meeting. Each general meeting will be held at such time and place as designated by our board of directors and as specified in the notice of meeting. Subject to section 176 of the Companies Act, all general meetings may be held outside of Ireland.
The only matters that must, as a matter of Irish law, be transacted at an annual general meeting are the consideration of the statutory financial statements, the report of the directors and the report of the auditors on those statements and that report, the review by the members of the Company’s affairs, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same).
If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.
The provisions of our memorandum and articles of association relating to general meetings will apply to every such general meeting of the holders of any class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-half of the issued shares of such class.
Our memorandum and articles of association provide that a resolution may only be put to vote at a general meeting or of the holders of any class of shares if (i) it is specified in the notice of the meeting; (ii) it is proposed by or at the direction of the board of directors; (iii) it is proposed at the direction of a court of competent jurisdiction; (iv) it is proposed on the requisition in writing of the holder of shares as is prescribed by, and is made in accordance with, section 178(3) of the Companies Act; (v) the chairman of the meeting in his or her absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting; or (vi) it is proposed in accordance with the procedures and requirements set out in our articles with respect to nominations of directors.
Extraordinary General Meetings of Shareholders
Extraordinary general meetings of the Company may be convened by (i) our board of directors; (ii) on requisition of our shareholders holding not less than 10% of our paid up share capital carrying voting rights; (iii) on requisition of our auditors; or (iv) in exceptional cases, by order of the Irish High Court. Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business shall be conducted as is set forth in the notice thereof.
In the case of an extraordinary general meeting convened by our shareholders, the purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, our board of directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If our board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of our receipt of the requisition notice.

If our board of directors becomes aware that our net assets are not greater than half of the amount of our called-up share capital, it must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that the directors learn of this fact to consider how to address the situation.
Record Date; Notice Provisions
Our memorandum and articles of association provide that our board of directors may fix in advance a record date (i) to determine the shareholders entitled to notice of or to vote at a meeting of the shareholders that is no more than 60 days and no less than 10 days before the date of the meeting and (ii) for the purpose of determining the shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose that is no more than 60 days prior to the date of payment of the dividend or the date of any other action to which the determination of shareholders is relevant. The record date may not precede the date upon which the resolution fixing the record date is adopted by our directors.
If the register of our shareholders is closed in connection with a meeting, it must be closed for at least five days preceding the meeting and the record date for determination of the shareholders entitled to receive notice of, and to vote at, that meeting will be the date of the closing of the register of our shareholders.
Notice of an annual or extraordinary general meeting must be given to all of our shareholders and to our auditors. Our memorandum and articles of association provide for a minimum notice period of 21 days for an annual general meeting, which is the minimum permitted under Irish law. In addition, under Irish law and our memorandum and articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.
Advance Notice of Director Nominations and Other Proposals
The Companies Act provides that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described under “—Extraordinary General Meetings of Shareholders.”
Our memorandum and articles of association provide that shareholder nominations of persons to be elected to our board of directors at an annual general meeting must be made following written notice to our secretary executed by a shareholder accompanied by certain background and other information specified in our memorandum and articles of association.
Such written notice and information must be received by our secretary not less than 60 days nor more than 90 days before the anniversary date of the prior year’s annual general meeting, provided, however, that in the event that the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be received not later than the close of business on the 10th day following the day on which notice of the annual general meeting is published.

Quorum for General Meetings
Our memorandum and articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more shareholders present in person or by proxy holding not less than a majority of our issued and outstanding shares entitled to vote at the meeting in question constitute a quorum.
Anti-Takeover Provisions
Irish Takeover Rules and Substantial Acquisition Rules
A transaction in which a third party seeks to acquire 30% or more of our voting rights will be governed by the Irish Takeover Panel Act 1997, which is referred to in this exhibit as the “Takeover Panel Act,” and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel, which is referred to in this exhibit as the “Panel.” The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.
General Principles
The Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:
•in the event of an offer, all holders of securities of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;
•the holders of securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;
•the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;
•false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;
•a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered and after taking all reasonable measures to secure the implementation of any other type of consideration;
•a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and
•a substantial acquisition of securities (whether such acquisition is to be effected by one transactions or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.
Mandatory Bid
Under certain circumstances, a person who acquires our shares or other voting rights in Endo may be required under the Takeover Rules to make a mandatory cash offer for our remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in Endo, unless the Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in Endo would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.
Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements
If a person makes a voluntary offer to acquire our outstanding Ordinary Shares, the offer price must be no less than the highest price paid for our Ordinary Shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Panel has the power to extend the “look back” period to 12 months if the Panel, taking into account the General Principles, believes it is appropriate to do so.
If the bidder or any of its concert parties has acquired our Ordinary Shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of our total Ordinary Shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per Ordinary Share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of our total Ordinary Shares in the 12-month period prior to the commencement of the offer period if the Panel, taking into account the General Principles, considers it just and proper to do so. An offer period will generally commence from the date of the first announcement of the offer or proposed offer.
Substantial Acquisition Rules
The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Endo. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Endo is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Endo and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.
Frustrating Action
Under the Takeover Rules, our board of directors is not permitted to take any action which might frustrate an offer for our shares once our board of directors has received an approach which may lead to an offer or has reason to believe an offer is or may be imminent, subject to certain exceptions.

Potentially frustrating actions such as (i) the issue of shares, options or convertible securities; (ii) material acquisitions or disposals; (iii) entering into contracts other than in the ordinary course of business; or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is or may be imminent. Exceptions to this prohibition are available where:
•the action is approved by our shareholders at a general meeting; or
•the Panel has given its consent, where:
o    it is satisfied the action would not constitute frustrating action;
o    our shareholders that hold 50% of the voting rights in Endo state in writing that they approve the proposed action and would vote in favor of it at a general meeting;
o    the action is taken in accordance with a contract entered into prior to the announcement of the offer; or
o    the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.
Rights Agreement
Our memorandum and articles of association expressly authorize the adoption of a shareholders’ rights plan. Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure.
However, there is no directly relevant case law on the validity of such plans under Irish law and their interaction with the Irish Takeover Rules and the General Principles underlying the Irish Takeover Rules.
Subject to the Irish Takeover Rules described above, our board of directors also has power to issue any authorized and unissued shares on such terms and conditions as it may determine and any such action should be taken in our best interests.
Duration; Dissolution; Rights upon Liquidation
Our duration is unlimited. We may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where we have failed to file certain returns.
The rights of the shareholders to a return of our assets on dissolution or winding up, following the settlement of all claims of creditors are prescribed in our articles of association.
Acquisitions
An Irish public limited company may be acquired in a number of ways, including:
•a court-approved scheme of arrangement under the Companies Act. A scheme of arrangement requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

•through a tender or takeover offer by a third party for all of our shares. Where the holders of 80% or more of our Ordinary Shares have accepted an offer for their shares in us, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If our shares were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and
•by way of a merger with a company incorporated in the European Economic Area (“EEA”) under the EU Directive 2017/1132 of the European Parliament and of the Council of 14 June 2017 as implemented in Ireland by the European Communities (Cross- Border Mergers) Regulations 2008 (as amended) or with another Irish company under the Companies Act. Such a merger must be approved by a special resolution. Shareholders also may be entitled to have their shares acquired for cash. See “Appraisal Rights.”
Irish law does not generally require shareholder approval for a sale, lease or exchange of all or substantially all of a company’s property and assets.
Appraisal Rights
Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. If we are being merged as the transferor company with an EEA company the EU Directive 2017/1132 of the European Parliament and of the Council of 14 June 2017 as implemented in Ireland by the European Communities (Cross- Border Mergers) Regulations 2008 (as amended), or if we are being merged with another Irish company under the Irish Companies Act, (i) any of our shareholders who voted against the special resolution approving the transaction or (ii) if 90% of our shares are held by the successor company, any of our other shareholders, may be entitled to require that the successor company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.
Stock Exchange Listing
Our Ordinary Shares are traded on NASDAQ under the ticker symbol “ENDP.”
Transfer and Registration of Shares
An affiliate of our transfer agent, Computershare Investor Services Inc., Computershare Investor Services (Ireland) Limited, maintains the share register, registration in which will be determinative of membership in Endo. Each of our shareholders who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in our official share register, as the depository or other nominee will remain the record holder of any such shares.
A written instrument of transfer is required under Irish law in order to register on our official share register any transfer of shares (i) from a person who holds such shares directly to any other person; (ii) from a person who holds such shares beneficially to a person who holds such shares directly; or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares.
An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.
Any transfer of our Ordinary Shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. Our articles of association allow us, in our absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, we are (on our own behalf or on behalf of our affiliates) entitled to (i) seek reimbursement from the buyer or seller (at our discretion); (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at our discretion); and (iii) claim a lien against our Ordinary Shares on which we have paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in our Ordinary Shares has been paid unless one or both of such parties is otherwise notified by us.
Our memorandum and articles of association delegate to our secretary (or duly appointed nominee) the authority to execute an instrument of transfer on behalf of a transferring party.
In order to help ensure that the official share register is regularly updated to reflect trading of our Ordinary Shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with the transfer and that we will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from us for this purpose) or request that we execute an instrument of transfer on behalf of the transferring party in a form determined by us. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to our transfer agent, the buyer will be registered as the legal owner of the relevant shares on our official Irish share register (subject to the matters described below). The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.